UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2012

MEREDITH CORPORATION
(Exact name of registrant as specified in its charter)

IOWA	1-5128	42-0410230
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

1716 Locust Street, Des Moines, Iowa		50309-3023
(Address of principal executive offices)		(Zip Code)

(515) 284-3000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Amendment to the Meredith Corporation Employee Stock Purchase Plan of 2002

On November 7, 2012, at the annual meeting of shareholders of Meredith Corporation (the “Company”), the shareholders of the Company approved the Second Amendment to the Meredith Corporation Employee Stock Purchase Plan of 2002 (the “ESPP Amendment,” and such plan, as amended, the “ESPP”). The ESPP Amendment, increases the aggregate number of shares of the Company's Common Stock, par value $1.00 per share (“common stock”) issuable under the ESPP from 1,000,000 to 1,500,000 shares. The ESPP Amendment was previously approved by the Meredith Corporation Board of Directors on August 8, 2012, subject to shareholder approval. The summary of the principal features of the ESPP set forth in this Item 5.02 does not purport to be complete and is qualified in its entirety by reference to the full text of the ESPP, a conformed copy of which is filed as Exhibit 99.1 to this Form 8-K.

Administration and Eligibility. The ESPP is administered by the Compensation Committee of the Board of Directors. The committee has the authority to make rules and regulations governing the administration of the ESPP and to interpret the ESPP.

Substantially all regular employees of the Company and designated subsidiaries are eligible to participate in the ESPP, except that employees whose customary employment is 20 hours or less per week may be excluded at the discretion of the committee. As of June 30, 2012, 3,390 employees were eligible to participate and 821 employees actually participated in the ESPP.

Participation and Terms. An eligible employee may elect to participate in the ESPP as of any enrollment date. Enrollment dates occur on the first day of each offering period which is currently set as a calendar quarter. To participate in the ESPP, an employee must complete an enrollment and payroll deduction authorization form, which indicates the amounts to be deducted from his or her salary and applied to the purchase of the shares on the Share Purchase Date (as hereinafter defined). The payroll deduction must be within limits set by the committee.

A payroll deduction account is established for each participating employee by the Company and all payroll deductions made on behalf of each employee (on an after-tax basis) are credited to each such employee's respective payroll deduction account. No interest will be credited to a participant for amounts credited to that account. On the last trading day of each offering period (the “Share Purchase Date”), the amount credited to each participating employee's payroll deduction account is applied to purchase as many shares as may be purchased with such amount at the applicable purchase price. However, no more than $25,000 in market value of shares (determined as of the first day of each offering period) may be purchased by a participant during any calendar year.

The purchase price for the shares will not be less than the lesser of 85% of the closing price of shares of common stock as reported on the NYSE (i) on the first trading day of the applicable offering period or (ii) on the Share Purchase Date. Employees may purchase shares through the ESPP only by payroll deductions.

Amendment and Termination. The Board of Directors of the Company or the committee may amend the ESPP at any time, provided that if shareholder approval is required for the ESPP to continue to comply with the requirements of SEC Regulation Section 240.16b-3 or Section 423 of the Tax Code, such amendment shall not be effective unless approved by the Company's shareholders within 12 months after the date of its adoption by the Board of Directors or the committee. The ESPP may be terminated by the Board of Directors or the committee at any time.

Item 5.07	Submission of Matters to a Vote of Security Holders

The Company held its annual meeting of shareholders (the “Annual Meeting”) on November 7, 2012. The following is a summary of the voting results for each matter presented to shareholders at the Annual Meeting.

Proposal 1. Election of Directors.
The Company's shareholders elected three persons nominated as Class II directors of the Company as set forth below:

Nominees	For	Withhold	Broker Non-Votes
James R. Craigie	104,380,953	325,939	3,276,836
Frederick B. Henry	88,914,963	15,791,929	3,276,836
Joel W. Johnson	104,329,008	377,884	3,276,836
And elected one person nominated as a Class I director of the Company as set forth below:

Nominee	For	Withhold	Broker Non-Votes
Donald C. Berg	104,337,055	369,837	3,276,836

Proposal 2. The Company's shareholders voted to approve, on an advisory basis, the executive compensation program for the Company's named executive officers as described in the proxy statement.

For	Against	Abstain	Broker Non-Votes
90,330,694	13,826,990	549,207	3,276,836

Proposal 3. The Company's shareholders voted to approve the proposed amendment to the Meredith Corporation Employee Stock Purchase Plan of 2002 to authorize an additional 500,000 shares for issuance and sale to employees under the Plan, as further described in the proxy statement.

For	Against	Abstain	Broker Non-Votes
104,184,398	388,854	133,640	3,276,836

Proposal 4. The Company's shareholders ratified the appointment of KPMG LLP as the Company's independent registered public accounting firm for the Company for the fiscal year ending June 30, 2013.

For	Against	Abstain	Broker Non-Votes
107,648,816	257,390	77,522	—

Item 7.01	Regulation FD Disclosure
On November 7, 2012, Meredith Corporation issued a news release reporting updated guidance for the second fiscal quarter ending December 31, 2012. That news release is furnished as Exhibit 99.2.

Item 8.01	Other Events
On November 7, 2012, the Meredith Corporation Board of Directors declared a dividend of $0.3825 per share, payable on November 30, 2012, to shareholders of record on December 14, 2012.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

	99.1	Meredith Corporation Employee Stock Purchase Plan of 2002 as Amended

	99.2	News release issued by Meredith Corporation dated November 7, 2012, furnished pursuant to Item 7.01.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MEREDITH CORPORATION Registrant

/s/ John S. Zieser
John S. Zieser Chief Development Officer, General Counsel and Secretary

Date:	November 9, 2012

INDEX TO EXHIBITS

Exhibit Number	Item

99.1	Meredith Corporation Employee Stock Purchase Plan of 2002 as Amended

99.2	News release issued by Meredith Corporation dated November 7, 2012, furnished pursuant to Item 7.01